Exhibit 10.55

Consulting Agreement

This Consulting Agreement (the “Agreement”) is between Hoth Consulting Inc., (“HCI”), with offices at 2240 Green St, Suite 5, San Francisco CA 94123 and Seattle Genetics, Inc., having an office at 21823 – 30th Drive Southeast, Bothell, Washington 98021 (“Client”).

1.	Services

During the term of this Agreement HCI agrees to perform such advisory and consultative services as the Client may request from time to time in the fields of pharmaceutical product development and clinical research, particularly in regard to advice on the clinical development of Client’s products (the “Services”).

2.	Term

This Agreement shall commence on June 1, 2006 and shall continue unless or until terminated by either party, with or without cause, upon at least 30 days written notice to the other. Notice may be by FAX with proof of receipt or e-mail with proof of receipt. Either party may submit a proposed written amendment to this Agreement at any time and such amendment shall be deemed effective 30 days after submitted to the other party unless objected to in writing within the 30 day period. In the event of termination, Client will pay HCI for all Services performed prior to the effective date of termination and will reimburse HCI for all actual expenses reasonably incurred prior to the effective date of termination.

3.	Compensation

HCI shall be paid at the rate of $400 per hour for Services provided pursuant to this Agreement.

If Services are provided at a site outside of the San Francisco Bay Area, HCI will be reimbursed by Client for all normal travel related expenses including but not limited to hotel, meals, rental car, and coach class plane fare. Client will also reimburse HCI for billable business expenses including but not limited to express mail, courier, long distance telephone calls, and copying of large documents. Invoices will be submitted as noted in Section 8.

When appropriate, work will be done on-site at Client’s facility, and Client will provide suitable space and equipment for HCI’s needs.

Work under this Agreement will be directed by Clay B. Siegall, Ph.D., who shall represent the Client and who shall be deemed authorized to act on Client’s behalf.

HCI’s duties may be performed by its employees or by consultants hired by HCI provided that HCI notifies Client in writing in advance of the performance of Services of the identities of such consultants and Client agrees to the use of such consultants.

HCI will not be responsible for errors, delays or any other consequences arising from the failure of the Client or its employees to provide complete, timely and accurate information or support to HCI. HCI will not be responsible for the consequences of any inaccurate or incomplete information furnished by Client or its employees to HCI when such inaccurate or incomplete information is used in any work performed by HCI or its contractors or consultants.

4.	Professional Standards

The manner and means used by HCI to perform the Services desired by the Client are at the sole discretion and control of HCI. HCI’s Services will be performed with and be the product of a competent and professional level of skill and expertise.

5.	Independent Contractor Status

It is understood and agreed that HCI is an independent contractor, is not an agent or employee of the Client, and is not authorized to act on behalf of the Client. HCI agrees not to hold itself out as or represent itself as an employee, agent, joint venture or partner of the Client. HCI employees will not be eligible for any Client employee benefits, nor will the Client make any deductions from any amounts payable to HCI for taxes or insurance.

HCI retains the right to provide services for other persons and entities during the term of this Agreement.

6.	Billing

HCI will submit invoices monthly and invoices will be deemed timely paid if payment is received by HCI within 30 days of mailing to Client’s address as set forth in this Agreement to the attention of Accounts Payable or such other address as Client may designate in writing from time to time. HCI shall be entitled to halt any new work if any invoices are not timely paid.

Invoices will show hours expended for Services on a daily basis. Travel expenses will be submitted with receipts for any expenses over $50.00. Client will be responsible for reformatting any invoices to meet their requirements.

7.	Indemnity

Client shall indemnify, defend and hold HCI and its employees, officers, directors, contractors, and consultants harmless from and against any and all claims, losses, costs (including reasonable attorneys’ fees), expenses, damages, obligations, or liabilities arising from or out of, or in any way related to HCI’s rendition of any Services under this Agreement or with Client’s use or application of the work or information presented by HCI in the performance of Services pursuant to this Agreement, except to the extent caused by the gross negligence or willful misconduct of HCI.

8.	Limitation of Liability

HCI shall not be liable to Client for special, incidental, consequential or punitive damages of any nature, for any reason, whether such liability is asserted on the basis of contract, tort or otherwise and whether or not HCI is warned of the possibility of such damages. The parties agree that the liability of HCI for direct damages to Client from any cause and under any legal theory shall be limited to and shall in no event exceed the amount actually paid to HCI by Client for Services under this Agreement.

9.	Intellectual Property

All information and data, whether patentable or not, newly created by HCI as part of the performance of Services for Client and also delivered to Client pursuant to this Agreement shall become the property of the Client. If patentable subject matter results from this work, HCI, at no cost to HCI, shall assist Client in preparation and prosecution of covering patent applications and shall execute any documents necessary to assign title in such applications to Client. Client will compensate HCI for the time and effort involved in such activities during or after the term of this Agreement at HCI’s then current rates.

10.	Confidentiality

“Confidential Information” shall mean any confidential or trade secret information which is disclosed to HCI by Client or developed by HCI in carrying out the Services for the Client under this Agreement provided that the term “Confidential Information” does not include information which

(a) is part of the public domain without violation of this Agreement; or

(b) is known to HCI prior to disclosure to HCI by the Client as evidenced by written records; or

(c) is lawfully obtained by HCI from a third party which third party is not bound by similar confidentiality obligations; or

(d) is developed by HCI completely independently of any such disclosure by Client as evidenced by written records; or

(e) is disclosed pursuant to administrative or judicial action, provided that HCI shall promptly after getting knowledge or receiving notice of such action, notify the Client thereof and give the Client the opportunity to seek any other legal remedies so as to maintain such Confidential Information in confidence.

Confidential Information will be accepted by HCI in confidence and will not, without prior written permission of the Client, be disclosed to others or used for the benefit of others or used by HCI for its own benefit, other than in providing consulting Services to the Client. Such obligations of confidentiality and non-use shall terminate seven years from the expiration or termination of this Agreement. It is understood and agreed that any information disclosed by HCI to Client in the performance of HCI’s Services hereunder may be used by the Client as it sees fit. HCI warrants that it is entitled to provide the Services, to make such non-confidential disclosures to Client, and that such Services and disclosures to Client will not breach a confidential or other business relationship with any third party.

11.	General Terms

This Agreement contains the complete statement of the Agreement between the parties with regard to the consulting relationship and it supersedes all prior proposals or agreements, written or oral, between the parties. This Agreement cannot be modified or altered except by written documentation duly executed by both parties. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement or breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable attorney’s fees, costs, and expert witness fees, including attorney’s fees and costs incurred on or after appeal or attorney’s fees incurred after judgment in the collection process. Expert witness fees shall be recoverable pursuant to proof at trial or memorandum of costs. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect. Proper venue for any action brought with regard to this Agreement shall be the County of San Francisco, State of California.

Hoth Consulting Inc.

Dated: May 30, 2006	By	/s/ Daniel F. Hoth
Daniel F. Hoth, M.D.
President

Seattle Genetics, Inc.

Dated: June 8, 2006	By	/s/ Clay B. Siegall
Clay B. Siegall
President & CEO

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